EXHIBIT 10.3

AMENDMENT NO. 1 TO

PURCHASE AGREEMENT

This Amendment No. 1 to Purchase Agreement (this “Amendment”) is entered into as of June 29, 2015, and amends the Purchase Agreement dated April 6, 2015, by and among Teekay Corporation, a Marshall Islands corporation (the “Vendor”) and Teekay Offshore Partners L.P., a Marshall Islands limited partnership (the “Purchaser”), relating to the sale and purchase of the entire ownership interests in Knarr L.L.C. and Teekay Knarr AS (the “Purchase Agreement”). Capitalized terms not defined in this Amendment will have the meaning given to them in the Purchase Agreement.

BACKGROUND

(A)	Section 3.1(b) of the Purchase Agreement allows the Purchaser to pay a portion of the Consideration, not to exceed $400,000,000, by issuance of an unsecured promissory note.

(B)	The Vendor and the Purchaser desire that the Purchaser pay $492,000,000 of the Consideration by issuance of an unsecured promissory note, a portion of which will be convertible into common units of Purchaser.

AGREEMENT

The Vendor and the Purchaser hereby agree as follows:

1.	Amendment to Purchase Agreement. Section 3.1 of the Purchase Agreement is hereby amended and restated in its entirety to read as follows:

Payment of Consideration

The Consideration shall be paid by the Purchaser on the Closing Date by way of:

(a)	electronic transfer of such portion of the Consideration as determined by the Purchaser and specified in writing to the Vendor at least five (5) Business days before the Closing Date, in immediately available funds to the account of the Vendor as specified by the Vendor in writing at least five (5) Business days before the Closing Date; and

(b)	the balance (but not more than $492 million) by means of the issuance by the Purchaser in favour of the Vendor of an unsecured promissory note of the Purchaser in the original principal amount of such balance, which promissory note may be convertible into common units of the Purchaser, and shall be due and payable, subject to permitted prepayment, on the first anniversary of the Closing Date and bear interest at the rate of 6.5% per annum, such note to be in such form as otherwise mutually agreed by the parties.

2.	Ratification of Other Provisions. Except as set forth in Section 1 of this Amendment, the Purchase Agreement will remain in full force and effect, according to its terms.

3.	Counterparts. This Amendment may be entered into in any number of counterparts and by the parties thereto on separate counterparts, each of which when so executed and delivered shall be an original but each such document shall not be effective until each party thereto has executed at least one counterpart, but all the counterparts for document shall together constitute one and the same instrument.

In witness whereof this Amendment has been executed by or on behalf of the parties the day and year first above written.

EXECUTION PAGE

Executed by TEEKAY CORPORATION	) ) )	/s/ Peter Evensen

Executed by TEEKAY OFFSHORE PARTNERS L.P. acting by its General Partner: Teekay Offshore GP L.L.C.	) ) )	/s/ Peter Evensen

Amendment No. 1 to Purchase Agreement